FOR IMMEDIATE RELEASE

USF CORPORATION TO CLOSE RED STAR OPERATING COMPANY
TEAMSTER ACTIONS “DEVASTATING”

(CHICAGO – May 23, 2004) USF Corporation (NASDAQ: USFC) announced that it is shutting down its USF Red Star operating company effective immediately. The Company concluded on Sunday that the unexpected and unilateral job action initiated on Friday by the International Brotherhood of Teamsters had triggered a loss of customers and revenue to a point where Red Star would never be able to recover from the business losses caused by this Teamster job action.

“This is a terrible development for our more than 2,000 employees and for the customers who depended on them,” said Richard P. DiStasio, USF Corporation chairman, president and chief executive officer. “The Teamsters actions on Friday were devastating to Red Star’s business. In this economic environment, where just-in-time inventory is the norm, not the exception, any irregularity in transportation services puts all Red Star customers at risk. As a result we have lost customers and revenues; realistically, we know many of those customers are gone forever.”

DiStasio promised that USF and its operating companies would work hard to help Red Star customers who are affected by these developments.

A conference call will be held at 8:30 am CDT, 9:30 am EDT, on Monday, May 24th to discuss the Red Star shutdown. Those wishing to participate should dial 1-888-245-7013. Callers should dial in 5 to 10 minutes prior to the start of the call. A telephone replay will also be available. To use the dial-in access, call 1-877-519-4471, PIN number 4817325 after 11:30 am CDT. The telephone replay will be available for seven days. After that time a transcript of the call will be available at http://ir.usfc.com .

A live broadcast of the conference call will be available through the Company’s Web site at www.usfc.com and also www.streetevents.com . To listen to the call, please go to one of the Web sites at least fifteen minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call at both Web sites. The conference call is the sole property of USF and any rebroadcast or transcription of the event without prior written consent of the Company is prohibited. The Company assumes no responsibility to update any information posted on its Web site.

USF Corporation, a $2.3 billion leader in the transportation industry, specializes in delivering comprehensive supply chain management solutions, including high-value next-day, regional and national LTL transportation, forward and reverse logistics, and premium regional and national truckload transportation. The Company serves the North American market, including the United States, Canada and Mexico, as well as the U.S. territories of Puerto Rico and Guam. USF Corporation is headquartered in Chicago, Illinois. For more information, visit www.usfc.com.

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Corporate Contact:USF
Corporation
James J. Hyland 773-824-2213